Exhibit 99.1

[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE


Level 3 Contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                  Valerie Finberg
                  720-888-2292                                      720-888-2501



                      Level 3 Reports Third Quarter Results

   Strong Core Communications Organic Growth of 6 Percent Quarter over Quarter

                Company Announced Agreement to Acquire Broadwing


Third Quarter Financial and Business Highlights

o    Consolidated Revenue of $875 million
o    Net Loss of $138 million, or $0.12 per share
o    Consolidated Adjusted OIBDA of $176 million
o    Consolidated Free Cash Flow of negative $64 million
o    Software Spectrum results reflected as discontinued operations

BROOMFIELD, Colo., October 24, 2006 -- Level 3 Communications, Inc. (Nasdaq:
LVLT) reported consolidated revenue of $875 million for the third quarter 2006, compared to consolidated revenue of $835 million for the second quarter 2006. As the company completed the sale of its Software Spectrum, Inc. subsidiary in the third quarter of 2006, the results of operations of Software Spectrum are reflected as discontinued operations for all periods provided in this release and are not consolidated with the results of operations of Level 3's communications and other businesses.

The net loss for the third quarter 2006 was $138 million, or $0.12 per share, compared to a net loss of $201 million, or $0.23 per share, for the previous quarter. Included in the net loss for the third quarter is a gain of $33 million associated with the sale of Software Spectrum, or $0.03 per share. Included in the net loss for the second quarter 2006 was a loss of $55 million, or $0.06 per share, attributable to the amendment and restatement of the Level 3 Financing, Inc.'s $730 million credit agreement.

"Excluding the benefit of acquisitions during the third quarter, we had an approximately 6 percent growth in core communications services revenue," said James Q. Crowe, CEO of Level 3. "This positive outcome is the result of particularly strong contributions from transport and infrastructure and voice services, the ongoing stabilization in the pricing environment; and the positive impact of industry consolidation. The trend in organic growth bodes well for future performance, and the communications business saw positive contributions from the WilTel integration and other, more recent acquisitions."

Consolidated Adjusted OIBDA(1) defined as Adjusted Operating Income Before Depreciation and Amortization was $176 million in the third quarter 2006, compared to third quarter 2006 projections of $170 million to $190 million and $170 million for the second quarter 2006.

"Our favorable performance in core services revenue was offset by declines in SBC Contract Services revenues and higher operating expenses, which were primarily due to the acceleration of certain integration related expenses and increased costs attributable to the acquired companies," said Sunit S. Patel, CFO of Level 3.

Third Quarter 2006 Financial Results

Metric                                                                Consolidated          Third Quarter
($ in millions)                                                       Third Quarter         Projections(1)
Revenue                                                               Results
         Core Communications                                          $544                  $525 - $535
         Other Communications                                         $107                  $100 -$105
         SBC Contract Services                                        $207                  $205- $245
     Total Communications Revenue                                     $858                  $830 - $885
     Other Revenue                                                    $17
Total Consolidated Revenue                                            $875
Consolidated Adjusted OIBDA (2)(3)                                    $176                  $170 - $190
Capital Expenditures                                                  $120
Unlevered Cash Flow (3)                                               $121
Free Cash Flow (3)                                                    $(64)
Communications Gross Margin (3)                                       57%
Communications Adjusted OIBDA Margin (3)                              20%                   ~20%

(1)  Projections issued July 25, 2006.
(2) Consolidated Adjusted OIBDA excludes $18 million in non-cash compensation expense and $1 million of non-cash impairment charges.
(3) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue
Communications revenue for the third quarter 2006 was $858 million, versus $819 million for the previous quarter. The company recognized less than $1 million in termination revenue during the third quarter 2006 and $3 million in termination revenue during the second quarter 2006, primarily related to the SBC Contract Services.

Communications Revenue                               Quarter ended      Quarter ended June     Percent
($ in millions)                                 Sept. 30, 2006 (1)            30, 2006 (2)      Change
   Transport and Infrastructure                               $284                    $217         31%
   IP and Data                                                 $78                     $67         16%
   Voice                                                      $153                    $107         43%
   Vyvx                                                        $29                     $30        (3%)
Total Core Communications Services                            $544                    $421         29%

Other Communications Services                                 $107                    $120       (11%)

SBC Contract Services                                         $207                    $278       (26%)

Total Communications Revenue                                  $858                    $819          5%

(1) Communications revenue for the third quarter includes approximately $37 million of revenue from Progress Telecom and ICG Communications, and approximately $83 million of revenue from TelCove and Looking Glass.

(2) Communications revenue for the second quarter includes approximately $21 million of revenue from Progress Telecom and ICG Communications.

Core Communications Services
Core Communications Services revenue, which includes transport and infrastructure, wholesale IP and Data, Voice and Vyvx, increased quarter over quarter by 29 percent due to a 6 percent organic growth in core communications services, primarily from transport and infrastructure and voice services, the benefit of a full quarter's revenue from ICG Communications, as well as revenue for part of the quarter from the acquisitions of TelCove and Looking Glass Networks.

Other Communications Services
Other Communications Services revenue declined 11 percent to $107 million during the quarter, as a result of expected declines in managed modem and managed services.

SBC Contract Services
SBC Contract Services declined by 26 percent from the previous quarter. As previously disclosed, SBC has announced its intention to migrate the services provided under the agreement to its own network facilities in accordance with terms previously negotiated by WilTel. Under the terms of this agreement, SBC agreed to pay WilTel a minimum amount of gross margin regardless of the actual revenue generated under the contract. Accordingly, while the company expects future SBC Contract Services quarterly revenue will be difficult to predict and the rate of decline to vary from quarter to quarter, the gross margin contribution over time is fixed.

The communications deferred revenue balance was $896 million at the end of the third quarter 2006, compared to $912 million at the end of the second quarter. The decline in communications deferred revenue quarter over quarter is a result of the amortization of previously recognized deferred revenue balances and a $20 million decrease associated with an integration related change in the billing cycle for certain legacy WilTel customers, partially offset by cash receipts associated with wavelength and dark fiber sales. Excluding the effect of the change in the billing cycle, the communications deferred revenue balance would have increased from the second quarter by $4 million.

Cost of Revenue
Communications cost of revenue for the third quarter 2006 was $368 million, versus $385 million in the previous quarter. Cost of revenue decreased during the quarter primarily due to the benefit of synergies from the WilTel integration and lower expenses associated with SBC Contract Services revenue partially offset by increases from a full quarter of costs associated with ICG Communications, and a partial quarter of costs associated with TelCove and Looking Glass.

Communications gross margin(1) was 57 percent for the third quarter, versus 53 percent for the second quarter. The increase in communications gross margin is primarily attributable to the higher margin revenue from TelCove, Looking Glass and ICG Communications; organic growth in our core communications services; a reduction in lower margin services associated with SBC Contract Services revenue; and integration benefits from the WilTel acquisition.

"We are pleased with the improvement in our gross margin," said Crowe. "Given positive market conditions and the benefits of integration activity and acquisitions, we expect improvements in gross margin to continue in the fourth quarter."

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $333 million for the third quarter 2006, versus $281 million for the previous quarter. The third and second quarter 2006 Communications SG&A expenses include $18 million and $20 million, respectively, of non-cash compensation expense. SG&A increased in the third quarter primarily due to costs associated with TelCove and Looking Glass, and a full quarter of costs from ICG Communications.

"Our integration expenses increased in the quarter as we started integrating various operating and business support systems and processes," said Patel. "For the balance of the year, we are accelerating some of the metro integration efforts that were previously planned for 2007."

Adjusted OIBDA
Adjusted OIBDA(1) for the communications business increased to $174 million for the third quarter 2006, compared to $170 million for the previous quarter.

Communications Adjusted OIBDA margin(1) was 20 percent for the third quarter 2006, versus 21 percent in the previous quarter.

Communications Adjusted OIBDA in the third quarter includes $1 million in cash restructuring charges associated with reductions in workforce resulting from the integration of acquired businesses and excludes a $1 million non-cash asset impairment charge, and $18 million of non-cash compensation expense. Second quarter 2006 Communications Adjusted OIBDA includes $3 million in cash restructuring charges associated with reductions in workforce resulting from the integration of acquired businesses and excludes a $4 million non-cash asset impairment charge, and $20 million of non-cash compensation expense.

Other Businesses
The company's other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA

Revenue from other businesses was $17 million in the third quarter, compared to $16 million in the second quarter of 2006. Consolidated Adjusted OIBDA(1) from Other Businesses in the third quarter was $2 million and Other Businesses did not contribute to Consolidated Adjusted OIBDA in the second quarter 2006.

Consolidated Cash Flow and Liquidity
During the third quarter 2006, Unlevered Cash Flow(1) was positive $121 million, versus positive $93 million for the previous quarter. Consolidated Free Cash Flow for the third quarter was negative $64 million, versus negative $13 million for the previous quarter.

As of September 30, 2006, the company had cash and marketable securities of approximately $1.2 billion. "The combination of the company's acquisitions, financing activities during the year and continued organic core communications growth has strengthened our financial condition," said Patel.

Corporate Transactions

Acquisitions
On October 17, 2006, Level 3 announced that it had signed a definitive agreement to acquire Broadwing Corporation. Under the terms of the agreement, Level 3 will pay $8.18 of cash plus 1.3411 shares of Level 3 common stock for each share of Broadwing common stock outstanding at closing. In total, Level 3 expects to pay approximately $744 million of cash and issue approximately 122 million shares of common stock.

During the third quarter, Level 3 closed the acquisitions of Telcove and Looking Glass. Also during the third quarter, Level 3 completed the sale of Software Spectrum to Insight Enterprises, Inc. for total proceeds of $353 million in cash, consisting of $287 million in purchase price and approximately $66 million in a working capital adjustment. The cash received at closing remains subject to certain post-closing adjustments.

Organizational Update
In the third quarter, Level 3 announced the formation of four customer-facing groups to better serve the changing needs of customers in growing markets and drive growth across the organization:

|X| The Wholesale Markets Group services the communications needs of the largest global service providers, including carriers, cable companies, wireless companies, and voice service providers. These customers typically integrate Level 3 services into their own products and services to offer to their end user customers.
|X| The Content Markets Group focuses on serving media and content companies with large and growing bandwidth needs. Customers in this market include video distribution companies, providers of gaming, mega-portals, software service providers, social networking providers, as well as more traditional media distribution companies such as broadcasters, television networks and sports leagues.
|X| The Business Markets Group targets enterprise customers and regional carriers who value a local, professional sales force. Specific customer markets include small, medium, and large businesses, local and regional carriers, state and local government entities, and higher education institutions.

|X| The European Markets Group serves the largest European consumers of bandwidth, including the largest European and international carriers, large system integrators, voice service providers, cable operators, Internet service providers, content providers, and government and education sectors.

"The alignment around customer markets we believe will continue to drive rapid growth while enabling the company to better focus on the needs of our customers, and deliver the high quality services they expect from Level 3," said Kevin O'Hara, president and COO of Level 3. "Each group is supported by the dedicated sales, marketing, product management, customer facing operations, and necessary support resources required to execute and grow revenues in these key segments."

Integration Update
"We have completed the majority of the physical integration of WilTel's network, and we are seeing the benefit of the network and operating expense savings we expected from this acquisition in our results this quarter," said O'Hara. "Our primary focus going forward will be to continue the integration efforts of our metro acquisitions and begin the integration work on Broadwing subject to the requirements and restrictions of applicable law.

"The integrations of the metro acquisitions are underway, and we are beginning to see the benefits of our increased local footprints across the communications business. We are on track to complete the majority of the integration of these companies by the end of 2007."

Capital Markets Activity
During the third quarter, the company redeemed all of its outstanding 9 1/8% Senior Notes due 2008 and 10 1/2% Senior Discount Notes due 2008. Aggregate principal, call premium and accrued interest totaled $470 million. As a result, long-term debt due in 2008 was reduced by approximately $460 million.

2006 Business Outlook

Communications Revenue
"The continued strength in our core communications business and our strengthening gross margin are indicators of strong momentum," said Crowe. "We are confident in our ability to continue to deliver industry leading growth in our core communications revenues."

                                                          Fourth
Metric                                                    Quarter Projections (1)   2006
($ in millions)                                                                     Full Year Projections (1)
Core Communications Services revenue                      $595 - $605               $1,950- $1,960
Other Communications Services revenue                     $90 - $95                 $440 - $445
SBC Contract Services                                     $100 - $130               $875 - $905
Total Communications Revenue                              $785 - $830               $3,265 - $3,310
Consolidated Adjusted OIBDA                               $180 - $200               $670 - $690
Communications Adjusted OIBDA Margin                      ~23%                      ~21%
Consolidated Capital Expenditures                         N/A                       $390 - $410
Net Cash Interest Expense                                 N/A                       $495

"We are increasing the midpoint for our 2006 core communications services and total communications revenue as a result of stronger than anticipated organic growth," said Patel. "Excluding benefits from the pending acquisition of Broadwing, we reiterate our expectation that Consolidated Adjusted OIBDA in 2007 will be $830 million to $890 million."

Summary
"We are pleased with the continued demand we are seeing from our customers, we believe our performance this quarter continues to demonstrate that our business and industry dynamics are strong," said Crowe. "We believe we are well positioned for the future. In addition, we believe our pending acquisition of Broadwing creates significant value for our stockholders and expands our opportunities for growth."

Conference Call and Web site Information
Level 3 will hold a conference call to discuss the company's third quarter results at 10 a.m. EDT today. To join the call, please dial 612-332-0342. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 843661. An archived webcast of the third quarter conference call together with the press release, financial statements and non-GAAP reconciliations may also be accessed at www.level3.com.

About Level 3 Communications
Level 3 Communications, Inc (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

"Level 3 Communications," "Level 3" and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; and the ability to meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations. Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.

COMMUNICATIONS GROSS MARGIN ($ in millions)
                                                             Q206         Q306
Communications Revenue                                       $819         $858
Communications Cost of Revenue                               $385         $368
Communications Gross Margin ($)                              $434         $490
Communications Gross Margin (%)                               53%          57%

Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123R. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted OIBDA
Three Months Ended September 30, 2006                        Communications  Information                 Con-
($ in millions)                                                                Services       Other     solidated
Net Earnings/(Loss)                                             ($167)            $25          $4        ($138)
(Income) Loss from Discontinued Operations                        $--            ($25)         $--        ($25)
Income Tax (Benefit)/Expense                                      $1              $--          ($3)       ($2)
Plus Other (Income)/Expense                                      $140             $--          $--        $140
Operating Income/(Loss)                                          ($26)            $--           $1        ($25)
Plus Non-Cash Impairment Charge                                   $1              $--          $--         $1
Plus Depreciation and Amortization Expense                       $181             $--           $1        $182
Plus Non-Cash Stock Compensation Expense                          $18             $--          $--         $18
Consolidated Adjusted OIBDA                                      $174             $--           $2        $176

Consolidated Adjusted OIBDA
Three Months Ended June 30, 2006                             Communications  Information                 Con-
($ in millions)                                                                Services       Other     solidated
Net Earnings/(Loss)                                             ($224)            $23          $--       ($201)
(Income) Loss from Discontinued Operations                        $--            ($23)         $--        ($23)
Income Tax (Benefit)/Expense                                      $--             $--           $1         $1
Plus Other (Income)/Expense                                      $207             $--          ($2)       $205
Operating Income/(Loss)                                          ($17)            $--          ($1)       ($18)
Plus Non-Cash Impairment Charge                                   $4              $--          $--         $4
Plus Depreciation and Amortization Expense                       $163             $--           $1        $164
Plus Non-Cash Stock Compensation Expense                          $20             $--          $--         $20
Consolidated Adjusted OIBDA                                      $170             $--          $--        $170

Consolidated Adjusted OIBDA
Three Months Ended September 30, 2005                        Communications  Information                 Con-
($ in millions)                                                                Services       Other     solidated
Net Earnings/(Loss)                                             ($211)            $3            $4       ($204)
(Income) Loss from Discontinued Operations                        $--            ($3)          $--        ($3)
Income Tax (Benefit)/Expense                                      $1              $--          $--         $1
Plus Other (Income)/Expense                                      $123             $--          ($6)       $117
Operating Income/(Loss)                                          ($87)            $--          ($2)       ($89)
Plus Non-Cash Impairment Charge                                   $2              $--          $--         $2
Plus Depreciation and Amortization Expense                       $156             $--           $2        $158
Plus Non-Cash Stock Compensation Expense                          $13             $--          $--         $13
Consolidated Adjusted OIBDA                                       $84             $--          $--         $84

Communications Adjusted OIBDA Margin
($ in millions)                               Q206           Q306
Communications Revenue                        $819           $858
Communications Adjusted OIBDA                 $170           $174
Communications Adjusted OIBDA Margin           21%           20%


Projected Consolidated Adjusted OIBDA                      Consolidated
Three Months Ended December 31, 2006                          Range
($ in millions)
                                                   Low                     High
Net Earnings/(Loss)                               ($185)                  ($155)
Plus Other (Income)/Expense                        $135                    $130
(Income)/Loss from Discontinued Operations          -                       -
Operating Income/(Loss)                           ($50)                   ($25)
Plus Depreciation and Amortization Expense         $205                    $195
Plus Non-Cash Stock Compensation Expense           $25                     $30
Consolidated Adjusted OIBDA                        $180                    $200


Projected Consolidated Adjusted OIBDA                      Consolidated
Twelve Months Ended December 31, 2006                         Range
($ in millions)
                                                   Low                     High
Net Earnings/(Loss)                               ($690)                 ($650)
Plus Other (Income)/Expense                        $595                   $590
(Income)/Loss from Discontinued Operations        ($45)                   ($55)
Operating Income/(Loss)                           ($140)                 ($115)
Plus Depreciation and Amortization Expense         $735                   $725
Plus Non-Cash Stock Compensation Expense            $75                    $80
Consolidated Adjusted OIBDA                        $670                   $690


Projected Consolidated Adjusted OIBDA                      Consolidated
Twelve Months Ended December 31, 2007                         Range
($ in millions)
                                                   Low                     High
Net Earnings/(Loss)                               ($610)                  ($500)
Plus Other (Income)/Expense                        545                     $515
Operating Income/(Loss)                           ($65)                    $15
Plus Depreciation and Amortization Expense         $820                    $780
Plus Non-Cash Stock Compensation Expense            $75                     $95
Consolidated Adjusted OIBDA                        $830                    $890

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less net capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended September 30, 2006                          Consolidated Free
($ in millions)                           Unlevered Cash Flow       Cash Flow
Net Cash Provided by Operating Activities         $56                  $56
Capital Expenditures, net                       ($120)               ($120)
Cash Interest Paid                               $204                  N/A
Interest Income                                  ($19)                 N/A
Total                                            $121                 ($64)


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

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended June 30, 2006                               Consolidated Free
($ in millions)                             Unlevered Cash Flow       Cash Flow
Net Cash Provided by Operating Activities           $60                  $60
Capital Expenditures, net                          ($73)                ($73)
Cash Interest Paid                                 $122                  N/A
Interest Income                                    ($16)                 N/A
Total                                               $93                 ($13)

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


[Logo]
                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)

                                                                        Three Months Ended
                                                                  September 30,     June 30,      September 30,
(dollars in millions, except per share data)                           2006           2006            2005

Revenue:
   Communications                                                          $ 858           $ 819           $ 364
   Other                                                                      17              16              20
                                                                              --              --              --
     Total Revenue                                                           875             835             384

Costs and Expenses:
   Cost of Revenue                                                           382             399             127
   Depreciation and Amortization                                             182             164             158
   Selling, General and Administrative, including non-cash
     compensation of $18, $20, and $13, respectively                         334             283             183
   Restructuring Charges, including non-cash impairment
     charges of $1, $4 and $2, respectively                                    2               7               5
                                                                              --              --              --
     Total Costs and Expenses                                                900             853             473
                                                                             ---             ---             ---

Operating Income (Loss)                                                      (25)            (18)            (89)

Other Income (Loss), net:
   Interest Income                                                            19              16              11
   Interest Expense                                                         (161)           (170)           (138)
   Other Income (Expense)                                                      2             (51)             10
                                                                               -             ---              --
     Other Income (Loss)                                                    (140)           (205)           (117)
                                                                            ----            ----            ----

Loss from Continuing Operations Before Income Taxes                         (165)           (223)           (206)

Income Tax Benefit (Expense)                                                   2              (1)             (1)
                                                                               -              --              --

Loss from Continuing Operations                                             (163)           (224)           (207)

Income (Loss) from Discontinued Operations                                    (8)             23               3
Gain on Sale of Discontinued Operations                                       33               -               -
                                                                              --              --              --

                                                                              25              23               3
                                                                            ----            ----            ----
Net Loss                                                                  $ (138)         $ (201)         $ (204)
                                                                          ======          ======          ======

Basic and Diluted Loss per Share:
   Loss from Continuing Operations                                       $ (0.14)        $ (0.25)        $ (0.29)
   Income from Discontinued Operations                                      0.02            0.02               -
                                                                            ----            ----              --
   Net Loss                                                              $ (0.12)        $ (0.23)        $ (0.29)
                                                                         =======         =======         =======

Weighted Average Shares Outstanding (in thousands):
   Basic and Diluted                                                   1,128,153         881,155         699,332
                                                                       =========         =======         =======

          (c) 2006 by Level 3 Communications, Inc. All rights reserved.

[Logo]

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                     Consolidated Condensed Balance Sheets
                                  (unaudited)

                                                                                  September 30,     June 30,      December 31,
(dollars in millions)                                                                 2006            2006            2005

Assets

Current Assets:
     Cash and cash equivalents                                                             $ 731         $ 1,658          $ 452
     Marketable securities                                                                   509             507            176
     Restricted securities                                                                    45              35             34
     Accounts receivable, less allowances of $17, $19 and $17                                351             376            392
     Current assets of discontinued operations                                                 -             557            524
     Other                                                                                   105             119             92
                                                                                             ---             ---             --
Total Current Assets                                                                       1,741           3,252          1,670

Property, Plant and Equipment, net                                                         6,418           5,529          5,632

Marketable Securities                                                                          -               -            234

Restricted Securities                                                                         91              90             75

Goodwill and Other Intangibles, net                                                          976             490            291

Noncurrent Assets of Discontinued Operations                                                   -             265            264

Other Assets, net                                                                            117             125            111
                                                                                             ---             ---            ---
                                                                                         $ 9,343         $ 9,751        $ 8,277
                                                                                         =======         =======        =======

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:

     Accounts payable                                                                      $ 406           $ 375          $ 367
     Current portion of long-term debt                                                         5             462              -
     Accrued payroll and employee benefits                                                    93              65             79
     Accrued interest                                                                         94             153            102
     Deferred revenue                                                                        143             177            199
     Current liabilities of discontinued operations                                            -             560            539
     Other                                                                                   157             127            137
                                                                                             ---             ---            ---
Total Current Liabilities                                                                    898           1,919          1,423

Long-Term Debt, less current portion                                                       6,577           6,558          6,023

Deferred Revenue                                                                             754             736            737

Other Liabilities                                                                            552             571            570

Stockholders' Equity (Deficit)                                                               562             (33)          (476)
                                                                                             ---             ---           ----
                                                                                         $ 9,343         $ 9,751        $ 8,277
                                                                                         =======         =======        =======

          (c) 2006 by Level 3 Communications, Inc. All rights reserved.

[Logo]

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                                        Three Months Ended
                                                                                   September 30,     June 30,    September 30,
(dollars in millions)                                                                  2006            2006           2005
Cash Flows from Operating Activities:
    Net loss                                                                               $ (138)        $ (201)        $ (204)
    Income from discontinued operations                                                       (25)           (23)            (3)
                                                                                              ---            ---             --
      Loss from continuing operations                                                        (163)          (224)          (207)
    Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
       Depreciation and amortization                                                          182            164            158
       Non-cash impairment expenses                                                             1              4              2
       Gain on sale of property, plant and equipment, and other assets                         (1)            (3)            (7)
       Loss on extinguishment of long-term debt, net                                            1             55              -
       Non-cash compensation expense attributable to stock awards                              18             20             13
       Deferred revenue                                                                       (20)           (14)             2
       Amortization of debt issuance costs                                                      8              3              4
       Accreted interest on discount debt                                                       8             11              5
       Accrued interest on long-term debt                                                     (59)            34             23
       Changes in working capital items net of amounts acquired:
          Receivables                                                                          64             14             39
          Other current assets                                                                 13             (7)            13
          Payables                                                                             (8)             1            (14)
          Other current liabilities                                                            22             (1)            14
       Other                                                                                  (10)             3             (3)
                                                                                              ---              -             --
Net Cash Provided by Operating Activities                                                      56             60             42

Cash Flows from Investing Activities:
    Capital expenditures                                                                     (120)           (73)           (94)
    Purchase of marketable securities                                                           -            (98)             -
    Proceeds from sale and maturity of marketable securities                                    -              5             29
    Proceeds from sale of property, plant and equipment                                         3              -              7
    Increase in restricted cash and securities, net                                            (9)             -             (9)
    Acquisitions, net of cash acquired                                                       (664)           (12)             -
                                                                                             ----            ---             --
Net Cash Used in Investing Activities                                                        (790)          (178)           (67)

Cash Flows from Financing Activities:
    Long-term debt borrowings, net of issuance costs                                            -            628             67
    Payments on long-term debt, including current portion and refinancing costs              (463)           (53)             -
    Equity offering                                                                             -            543              -
                                                                                               --            ---             --
Net Cash Provided by (Used in) Financing Activities                                          (463)         1,118             67

Net Cash Provided by Discontinued Operations                                                  268             74              2

Effect of Exchange Rates on Cash                                                                2              4             (2)
                                                                                                -              -             --

Net Change in Cash and Cash Equivalents                                                      (927)         1,078             42

Cash and Cash Equivalents at Beginning of Period                                            1,658            580            448
                                                                                            -----            ---            ---

Cash and Cash Equivalents at End of Period                                                  $ 731        $ 1,658          $ 490
                                                                                            =====        =======          =====

Supplemental Disclosure of Cash Flow Information:
    Cash interest paid                                                                      $ 204          $ 122          $ 106

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities            $ 1,240        $ 2,165        $ 1,301

          (c) 2006 by Level 3 Communications, Inc. All rights reserved.

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